francesca's® Reports Third Quarter 2013 Financial Results

•	Net sales increased 11% to $79.6 million

•	Comparable sales decreased 3%

•	Diluted earnings per share decreased 17% to $0.20

HOUSTON, Dec. 5, 2013 (GLOBE NEWSWIRE) -- Francesca's Holdings Corporation (Nasdaq:FRAN) today reported net income of $8.7 million or $0.20 per diluted share for the third quarter of 2013, compared to net income of $10.8 million or $0.24 per diluted share for the third quarter of 2012.

Neill P. Davis, francesca's® Chief Executive Officer stated, "We delivered third quarter results in line with our guidance range on top of strong prior year quarter increases. Throughout the third quarter our merchandise performance reflected strength in new and emergent categories; however, these were offset by the absence of strong trends in our apparel tops and jewelry offerings. In addition, we experienced strong consumer responses to the francesca's brand as reflected in our direct-to-consumer business, which produced healthy gains, growing 87% during the quarter and represents 2.3% of our year-to-date net sales."

Commenting on the fourth quarter, Mr. Davis noted that, "Boutique transactions during November were below expectation, particularly during the final week. In light of a weaker start to the holiday selling season and the broader retail industry trends reflecting slower traffic in the early start to the holiday, we are adjusting our fourth quarter sales outlook. We are focused on managing through the tough retail environment, and committed to operating our distinctive business with a long-term vision. Our planning for the Spring 2014 season is well underway and I believe the fashion themes represented in our offerings will resonate with our customers, particularly in categories lacking newness in prior seasons."

THIRD QUARTER SUMMARY

Net sales for the thirteen weeks increased 11% to $79.6 million driven by 87 new boutique openings since the prior year quarter. Performance was strongest in accessories, outpacing increases in apparel and jewelry, and a decline in gifts.

Comparable sales, including direct-to-consumer sales, decreased 3%, as compared to a 17% increase in the prior year quarter. Comparable transactions decreased 3%, with a flat average transaction size. Direct-to-consumer sales increased 87% versus the prior year quarter driven by increases in site traffic, conversion rates, and average transaction values.

Ten new boutiques were opened during the third quarter bringing new openings for the year to date to 86. We expect an additional five boutique openings in the fourth quarter bringing the full year to 91.

Gross profit, as a percentage of net sales, decreased to 50.7% compared to 52.6% in the prior year quarter. This decrease was due to 160 basis points of deleveraging of fixed occupancy costs and 30 basis points of lower merchandise margins. Decrease in margin was due to elevated markdowns compared to the prior year quarter.

Selling, general and administrative expenses increased 28% to $25.8 million from $20.1 million in the prior year quarter. As a percentage of net sales, selling, general and administrative expense increased 440 basis points to 32.4% compared to 28.0% in the prior year quarter. This increase was primarily due to higher payroll expenses associated with expansion of the field leadership structure for the long-term and those needed to support the additional number of boutiques in operation during the third quarter. Selling, general and administrative expenses for the third quarter 2012 include a pre-tax charge of $342,000 related to the relocation of our headquarters and distribution facilities. Excluding this charge, adjusted selling, general and administrative expenses for the third quarter 2012 were $19.8 million, or 27.5% of net sales.

Income from operations for the quarter decreased 18% to $14.6 million or 18.3% of net sales compared to $17.7 million or 24.6% of net sales in the prior year quarter. Excluding the aforementioned relocation charge, adjusted income from operations for the third quarter 2012 was $18.1 million, or 25.1% of net sales.

BALANCE SHEET SUMMARY

During the quarter, the Company repurchased 1.9 million shares of the Company's common stock for $36.9 million at an average price per share of$19.00.

Total cash and cash equivalents at quarter end were $31.8 million compared to $12.9 million at the prior year quarter end, and $29.9 million at the end of fiscal 2012. The Company had $25 million of outstanding debt under its revolving credit facility at the end of the quarter.

Total inventories rose to $30.6 million, an increase of 30%, compared to $23.5 million at the end of the third quarter of 2012 as a result of the increase in the number of boutiques in operation as compared to the prior year quarter and the positioning of inventories for fourth quarter sales. Average inventory per boutique increased 5% compared to the same period in 2012.

FOURTH FISCAL QUARTER AND FULL FISCAL YEAR 2013 GUIDANCE

For the fourth quarter ending February 1, 2014, net sales are expected to be between $90.0 million and $95.0 million assuming a -8% to -3% change in comparable sales including our direct-to-consumer business. This compares to the prior year comparable sales increase of 10%. The Company plans to open five new boutiques during the fourth quarter as compared to one boutique opened during the prior year quarter. We have an opportunity to take possession of four additional boutiques during January 2014. These boutiques were previously planned to be opened during the first quarter of 2014. The acceleration of these openings should allow us to capitalize on additional revenue opportunities as well as the ability to keep the number of openings during fiscal 2014 at the full planned number by back filling the four accelerated openings during fiscal 2014. The retail calendar shift reduced fourth quarter 2012 sales by $0.2 million. Earnings per diluted share are expected to be in the range of $0.25 to $0.29.

For the full year ending February 1, 2014, net sales are expected to be in the range of $338.2 million to $343.2 million assuming a -3% to -1% decrease in comparable sales including our direct-to-consumer business. This compares to the prior year comparable sales increase of 16%. The Company plans to open 91 boutiques in the fiscal 2013, as compared to 77 in fiscal 2012. Adjusted diluted earnings per share are expected to be in the range of $1.03 to $1.07 which excludes $0.6 million or $0.01 per diluted share net of tax charge related to a secondary equity offering during the first quarter. This is compared to the 52-week prior year adjusted diluted earnings per share of $1.04 which excludes $0.5 million net of tax charge related to a secondary equity offering, $0.2 million net of tax charge related to stock option acceleration, $0.2 million net of tax charge related to the relocation of our headquarters and distribution facilities, which had a combined increase of $0.02 of diluted earnings per share, and an approximate decrease of$0.03 of diluted earnings per share impact from the 53rd week. The effective tax rate is estimated to be 39.3% for the fourth quarter and the full year. Expected capital expenditures have increased to a range of $25.0 to $26.0 million primarily due to investment in our direct-to-consumer platform and additional boutique openings during the fourth quarter.

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Conference Call Information

A conference call to discuss third quarter 2013 results is scheduled for December 5, 2013, at 8:30 a.m. EST. A live web cast of the conference call will be available in the investor relations section of the Company's website, www.francescas.com. In addition, a replay of the call will be available after the call and remain available until January 5, 2014. To access the telephone replay, listeners should dial (877) 870-5176. The access code for the replay is 6209165. A replay of the web cast will also be available shortly after the call and will remain on the website for ninety days.

SEC Regulation G — Non-GAAP Information

This press release includes non-GAAP adjusted selling, general and administrative expenses, adjusted income from operations, and adjusted diluted earnings per share, each a non-GAAP financial measure. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text above. We believe that these non-GAAP financial measures not only provide our management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business and facilitate a meaningful evaluation of our quarterly and fiscal year 2013 diluted earnings per share and actual results on a comparable basis with our quarterly and fiscal year 2012 results. These non-GAAP measures should be considered a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2013. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 447 boutiques in 45 states and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT: ICR, Inc.

Jean Fontana

646-277-1214

Company

Randi Sonenshein

Vice President, Finance and Investor Relations

832-494-2250

Randi.Sonenshein@francescas.com

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Francesca's Holdings Corporation

Unaudited Consolidated Statements of Operations

	Thirteen Weeks Ended
	November 2, 2013		October 27, 2012		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points(1)
	(In thousands except per share data and percentages)
Net sales	$79,632	100. %	$71,986	100. %	$7,646	11%	0
Cost of goods sold and occupancy costs	39,275	49.3%	34,115	47.4%	5,160	15%	190
Gross profit	40,357	50.7%	37,871	52.6%	2,486	7%	(190)
Selling, general and administrative expenses	25,766	32.4%	20,144	28.0%	5,622	28%	440
Income from operations	14,591	18.3%	17,727	24.6%	(3,136)	(18)%	(630)
Interest expense	(129)	(0.2)%	(114)	(0.2)%	(15)	13%	0
Other income (expense)	(77)	(0.1)%	105	0.1%	(182)	(174)%	(20)
Income before income tax expense	14,385	18.1%	17,718	24.6%	(3,333)	(19)%	(650)
Income tax expense	5,714	7.2%	6,921	9.6%	(1,207)	(17)%	(240)
Net income	$8,671	10.9%	$10,797	15.0%	$(2,126)	(20)%	(410)
(1) Percentage totals or basis points variances in the above table may not equal the sum or difference of the components due to rounding.
Diluted earnings (loss) per common share	$0.20		$0.24
Weighted average diluted shares outstanding:	43,993		44,911

Comparable sales increase	(3)%		17%

	Thirty Nine Weeks Ended
	November 2, 2013		October 27, 2012		Variance
	In USD	As a % of Net Sales(1)	In USD	As a % of Net Sales(1)	In USD	%	Basis Points(1)
	(In thousands except per share data and percentages)
Net sales	$248,185	100.0%	$209,673	100.0%	$38,512	18%	0
Cost of goods sold and occupancy costs	118,700	47.8%	97,443	46.5%	21,257	22%	140
Gross profit	129,485	52.2%	112,230	53.5%	17,255	15%	(140)
Selling, general and administrative expenses	72,800	29.3%	58,960	28.1%	13,840	23%	120
Income from operations	56,685	22.8%	53,270	25.4%	3,415	6%	(260)
Interest expense	(362)	(0.1)%	(546)	(0.3)%	184	(34)%	10
Other income	127	0.1%	257	0.1%	(130)	(50)%	(10)
Income before income tax expense	56,450	22.7%	52,981	25.3%	3,469	7%	(250)
Income tax expense	22,223	9.0%	20,790	9.9%	1,433	7%	(100)
Net income	$34,227	13.8%	$32,191	15.4%	$2,036	6%	(160)
(1) Percentage totals or basis points variances in the above table may not equal the sum or difference of the components due to rounding.
Diluted earnings (loss) per common share	$0.77		$0.72
Weighted average diluted shares outstanding:	44,600		44,791

Comparable sales increase	(1)%		18%

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Francesca’s Holdings Corporation

Unaudited Consolidated Balance Sheets

(In thousands)

	November 2, 2013	February 2, 2013	October 27, 2012

ASSETS
Current assets:
Cash and cash equivalents	$31,842	$29,877	$12,906
Accounts receivable	9,850	2,504	5,634
Inventories	30,638	19,049	23,523
Deferred income taxes	3,688	3,506	2,872
Prepaid expenses and other current assets	6,222	4,749	4,622
Total current assets	82,240	59,685	49,557
Property and equipment, net	57,359	49,559	43,021
Deferred income taxes	4,046	2,357	1,923
Other assets, net	2,555	1,573	2,372

Total assets	$146,200	$113,174	$96,873

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,570	$8,358	$12,369
Accrued liabilities	10,365	10,667	6,649
Total current liabilities	18,935	19,025	19,018
Deferred and accrued rents	27,554	22,092	21,895
Long-term debt	25,000	—	—
Total liabilities	71,489	41,117	40,913

Commitments and contingencies

Stockholders’ equity:
Common stock – $.01 par value, 80.0 million shares authorized; 44.2 million, 43.9 million and 43.9 million shares issued; 42.3 million, 43.9 million and 43.9 million shares outstanding at November 2, 2013, February 2, 2013 and October 27, 2012, respectively.	442	439	438
Additional paid-in capital	90,511	85,161	83,935
Retained earnings (accumulated deficit)	20,684	(13,543)	(28,413)
Treasury stock, at cost – 1.9 million shares at November 2, 2013	(36,926)	—	—
Total stockholders’ equity	74,711	72,057	55,960

Total liabilities and stockholders’ equity	$146,200	$113,174	$96,873

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Francesca’s Holdings Corporation

Unaudited Consolidated Statements of Cash flows

(In thousands)

	Thirty Nine Weeks Ended
	November 2, 2013	October 27, 2012
Cash Flows From Operating Activities:
Net income	$34,227	$32,191
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	7,421	5,458
Stock-based compensation expense	2,955	2,684
Excess tax benefit from stock-based compensation	(3,522)	(2,193)
Loss on sale of assets	343	89
Amortization of debt issuance costs	216	220
Deferred income taxes	(1,871)	(1,491)
Changes in assets and liabilities:
Accounts receivable	(3,824)	(3,199)
Inventories	(11,589)	(9,061)
Prepaid expenses and other assets	(2,295)	(2,068)
Accounts payable	212	3,463
Accrued liabilities	(302)	(1,051)
Deferred and accrued rents	5,462	7,005
Net cash provided by operating activities	27,433	32,047

Cash Flows Used in Investing Activities:
Purchase of property and equipment	(15,646)	(15,370)
Proceeds from sale of assets	82	—
Net cash used in investing activities	(15,564)	(15,370)

Cash Flows Used in Financing Activities:
Proceeds from borrowings under the revolving credit facility	25,000	—
Repayments of borrowings under the revolving credit facility	—	(22,000)
Payments of debt issuance costs	(376)	—
Repurchases of common stock	(36,926)	—
Proceeds from the exercise of stock options	1,156	1,990
Taxes paid related to net settlement of equity awards	(2,280)	—
Excess tax benefit from stock-based compensation	3,522	2,193
Net cash used in financing activities	(9,904)	(17,817)

Net increase (decrease) in cash and cash equivalents	1,965	(1,140)
Cash and cash equivalents, beginning of year	29,877	14,046
Cash and cash equivalents, end of period	$31,842	$12,906

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$28,352	$26,182
Interest paid	$125	$405

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Francesca’s Holdings Corporation

Supplemental Information

Sales by Merchandise Category

	Thirteen Weeks Ended		Variance
	November 2, 2013	October 27, 2012	In Dollars	%
	(In thousands except percentages)
Apparel	$41,604	$38,013	$3,591	9%
Jewelry	17,335	15,844	1,491	9%
Accessories	13,771	10,854	2,917	27%
Gifts	6,540	7,139	(599)	-8%
Merchandise sales	79,250	71,850	7,400	10%
Other(1)	382	136	246	181%
Net sales	$79,632	$71,986	$7,646	11%

________

(1)	Includes gift card breakage income, shipping and change in return reserve.

Quarterly Comparable Transactions Results

	Transactions(1)	Average Transaction Value(2)

Q1 2013	-3%	5%
Q2 2013	-4%	3%
Q3 2013	-3%	0%

__________

(1)	The number of comparable transactions (including merchandise and gift card purchases, returns and gift card redemptions) processed through our point-of sale system for which a receipt was issued.
(2)	Average transaction value is calculated by dividing total comparable sales by the number of comparable transactions during the period.

Quarterly Comparable Sales Results

	FY 2011(1)	FY 2012(1)	FY 2013(2)	2 Year Stack
Q1	16%	16%	2%	18%
Q2	6%	21%	-1%	20%
Q3	7%	17%	-3%	14%
Q4	15%	10%	-	-
FY	11%	16%	-	-

_________

(1)	Beginning in the first quarter of fiscal year 2013, comparable sales results include our direct-to-consumer sales. To facilitate comparability with the prior year period, prior year comparable sales growth was recalculated and now includes direct-to-consumer sales growth.

(2)	Due to the retail calendar shift, comparable sales results for each of the thirteen weeks ended May 4, 2013, August 3, 2013 and November 2, 2013 were compared with the comparable sales for each of the thirteen weeks ended May 5, 2013, August 4, 2013 and November 3, 2013, respectively.

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